Exhibit 14.1

Silver Point Specialty Lending Fund

Silver Point Capital, L.P.

JOINT CODE OF ETHICS

I.	Introduction

Silver Point Capital, L.P. (“Silver Point” or the “Firm”) serves as an investment adviser to private funds as well as Silver Point Specialty Lending Fund (“SPSL”) (each, a “Fund” and collectively, the “Funds”) and as a result stands in a position of trust and confidence with respect to the Funds. Accordingly, we have a duty to act in the best interests of the Funds.

Each Employee (as defined below) of Silver Point is required to conduct his/her business with the highest legal and ethical standards, and in accordance with all applicable laws, rules and regulations. In order to comply with these requirements and protect the Firm’s reputation for integrity, the Firm has adopted this Code of Ethics (the “Code”). This Code has been adopted in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1(a) under the Investment Advisers Act of 1940 (the “Advisers Act”). This Code is also intended to provide SPSL and the Firm (the “17j-1 Organizations”) with regulations and procedures designed to comply with the 1940 Act and the Advisers Act, and in particular, Rule 17j-1(b) under the 1940 Act, which generally proscribes fraudulent or manipulative practices with respect to an investment company by persons associated with such investment company. Rule 17j-1(b) states (defined terms used below in paragraph (a) of this section 1 have the meaning given to such terms in Rule 17j-1(a)):

(a)

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

This Code also proscribes securities transactions involving insider trading (as described below) as well as possible conflicts of interest. The Code supplements and should be read in conjunction with the Firm’s Manual, Information Barrier Policy, Employee Handbook and other Firm policies or procedures.1

The Code codifies the following general principles which all Employees are expected to uphold:

A.	We must act in the best interests of the Funds.

B.

We must comply with all applicable laws, rules and regulations of the jurisdictions in which the Firm or the Funds operate or invest. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. These laws include, among others, relevant sections of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and any relevant rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) under any of those statutes.

C.	Employees must not take any inappropriate advantage of their positions at the Firm. Service to the Firm should never be subordinated to personal gain or advantage.

D.

All personal securities transactions must be conducted in a manner consistent with the Code and must avoid any actual or potential conflicts of interest, or any abuse of an Employee’s position of trust and responsibility.

E.	Information concerning the identity of securities and the financial circumstances of the Funds and their investors must be kept confidential.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism. All Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth below. Access Persons (as defined below) are expected to uphold these same general principles with respect to SPSL.

Any violation of the Code by any Access Person, Employee or members of an Employee’s Family (as defined below) may result in dismissal, suspension with or without pay, or other disciplinary sanctions against the Access Person or Employee, regardless of whether or not the violation of the Code also constitutes a violation of law. In situations where a violation of the Code might also constitute a violation of applicable law – such as trading while in possession of, or tipping on the basis of, Material Non-Public Information (as defined below) – penalties might include civil or criminal liability, including fines, imprisonment, disgorgement of profits realized or losses avoided, and other sanctions. All Employees and Access Persons should be aware that the Firm may initiate or cooperate in proceedings resulting in such liability.

[1]	Defined terms used but not defined in this Code shall have the meaning ascribed to them in the Firm’s Manual.

Finally, the Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield an Employee or Access Person from liability for personal trading or other conduct that violates our duty to act in the best interest of the Funds. Accordingly, the policies and procedures contained in the Code will be interpreted broadly to prevent any situation which could impugn our reputation for professionalism and integrity. It is the duty of all Employees and Access Persons to follow both the specific requirements and the spirit of the Code.

II.	Persons and Accounts Covered by the Code

A.	Employees, Access Persons and Advisory Persons

The Code applies to all of the Firm’s employees, which for purposes of the Code includes all of our directors, officers, partners, employees, temporary employees and any other affiliated persons designated by the Legal and Compliance Department (which may include consultants, independent contractors and certain other persons) (each, an “Employee” or “you” and, collectively, the “Employees” or “we”).

With respect to the 17j-1 Organizations, many of the prohibitions of the Code apply to Access Persons. “Access Person” means any Advisory Person (as defined below) of a 17j-1 Organization. All of the Firm’s directors, officers, and general partners are presumed to be Access Persons of SPSL. All of SPSL’s trustees, officers, and general partners are presumed to be Access Persons of SPSL.

An “Advisory Person” of a 17j-1 Organization means: (i) any trustee, officer, general partner or employee of a 17j-1 Organization (or of any company in a “control” (as defined in Section 2(a)(9) of the 1940 Act) relationship to a 17j-1 Organization) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities (as defined below) by SPSL, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to a 17j-1 Organization who obtains information concerning recommendations made to SPSL with regard to the purchase or sale of Covered Securities by SPSL.

Because the Code applies to all Employees, its coverage also extends to all Access Persons of 17j-1 Organizations. Access Persons of 17j-1 Organizations who are not Employees consist solely of SPSL’s trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of SPSL (“SPSL Independent Trustees”).

B.	Personal Securities Accounts and Covered Securities

The requirements and restrictions contained in the Code apply to all Covered Securities in any Personal Securities Account (as defined below). All Employees are required to promptly notify the Compliance Department in writing of any change to the information previously provided to the Compliance Department with respect to their Personal Securities Accounts and/or any holdings of Covered Securities.

1.	Personal Securities Accounts

The term “Personal Securities Account” means any securities account in which an Employee has any direct or indirect “beneficial ownership”, as defined under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, or any securities account over which the Employee exercises investment discretion. Securities accounts that do not permit trading in Covered Securities are excluded from the definition of Personal Securities Account. This policy includes cryptocurrency IRAs, wallets and exchanges (e.g. Coinbase) as well as the following types of accounts (including cash accounts, margin accounts, IRAs and 401(k)s, employee stock purchase plans, investment partnerships and hedge funds) through which securities may be traded (including those opened prior to employment with the Firm):

a)	Accounts in the Employee’s name;

b)	Accounts in the name of the Employee’s spouse or significant other living in the same residence;

c)

Accounts in the name of minor children, relatives or other individuals living with the Employee for whose support the Employee is wholly or partially responsible (together with the Employee’s spouse, the Employee’s “Family”);

d)

Accounts in which the Employee, the Employee’s significant other living in the same residence, or a member of the Employee’s Family has a beneficial interest, including Managed Accounts (as defined below) and accounts held in the name of a nominee or custodian (but excluding trusts for which the Employee, the Employee’s significant other living in the same residence, or a member of the Employee’s Family has no investment discretion, which would not constitute Personal Securities Accounts);

e)

Accounts with respect to which the Employee, the Employee’s significant other living in the same residence, or a member of the Employee’s Family directly or indirectly controls or participates in, or has the right to control or to participate in, investment decisions (such as any trust or custodial accounts for which an Employee, the Employee’s significant other living in the same residence, or any member of an Employee’s Family acts as trustee or otherwise exercises influence or control).

Any Employee seeking to establish a new Personal Securities Account must open such account with a brokerage included on the approved brokerage list maintained by the Firm’s Compliance Department, unless approval is granted by the Chief Compliance Officer, or his designee, to open an account with another brokerage.

2.	Managed Accounts

A Managed Account (“Managed Account”) is a Personal Securities Account in which neither the Employee nor a member of the Employee’s family has direct or indirect control over investment decisions. An Employee wishing to qualify a Personal Securities Account as a Managed Account must provide a “no discretion letter,” a form of which is attached hereto as Exhibit A, from a broker, investment adviser or account manager, as applicable, stating that: (1) the applicable Employee does not participate in and is not informed about investment decisions until after such transactions are completed, or is not informed about investment decisions at any time; and (2) the broker, investment adviser or account manager, as applicable, does not and will not accept any suggestions or recommendations from the Employee with respect to any trades made in the account. A trade effected for a Managed Account in a Covered Security that would not have been approved in a Personal Securities Account will not be deemed to have violated the Code, provided the Employee has made no suggestion or recommendation.2

3.	Covered Securities

The term “Covered Securities” means securities as defined in Section 2(a)(36) of the 1940 Act, which includes:

a)	Equity instruments (public or private), including derivatives on such instruments such as options, futures, or warrants;

b)	Debt instruments (publicly or privately offered), including derivatives on such instruments such as options, futures, or warrants; Security-based swaps, or any security-based swap agreements;

c)	Foreign sovereign debt, including derivatives on such instruments;

[2]	The “no discretion letter” should also be completed for accounts in the name of a member of the Employee’s Family.

d)	Securities issued by government-sponsored enterprises, including derivatives on such instruments;

e)

All forms of limited partnership, limited liability or other interests in companies, including interests in private investment funds (such as hedge funds or private equity funds), and interests in investment clubs; and

f)	Digital currencies (cryptocurrencies) (excluding Bitcoin and Ethereum), including any participation in an Initial Coin Offering.

The term Covered Securities, however, does not include the following:

a)	Shares of ETFs and options or warrants on such securities;

b)	Exchange Traded Notes (“ETNs”), and options or warrants on such securities;

c)	Shares of exchange traded closed-end funds, and options or warrants on such securities;

d)	Municipal bonds issued by U.S. municipalities;

e)	Direct obligations of the U.S. government (e.g., treasury securities);

f)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations,[3] including repurchase agreements;

g)	Shares issued by money market funds;

h)	Options on indices and on currencies; and

i)	Shares of open-end mutual funds.

Any questions regarding the application of these terms should be referred to the Compliance Department.

III.	Personal Account Reporting Under the Code

A.	Initial and Annual Holdings Disclosures

[3]

The SEC has interpreted “high quality short-term debt instrument” to mean any instrument having a maturity at issuance of less than 366 days and which is rated one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

Each Employee must complete initial and annual holdings disclosures consisting of a list of: (i) all Personal Securities Accounts, and (ii) all securities held in those Accounts (whether or not such securities are Covered Securities). Such disclosures should be provided via the Firm’s electronic trading platform no later than 10 days after joining the Firm and at least once each year, thereafter. The information on the holdings disclosures must be current as of a date no more than 45 days prior to the date the report was submitted.

To the extent that an Employee is aware of securities that are not listed in their holdings disclosure form (e.g., certain hedge fund investments or other privately placed securities) they must contact the Compliance Department for assistance in completing the disclosure.

B.	Brokerage/Account Statements

After completion of the initial holdings disclosure, Employees must arrange to have their broker provide the Compliance Department with duplicate copies of all periodic account statements, transaction confirmations and any other information reflecting account or transactional activity for all Personal Securities Accounts (collectively, “Duplicate Statements”). Such reporting must be provided to the Compliance Department at least quarterly. The form of Broker Notification Letter, attached hereto as Exhibit B, may be used for this purpose. Once Exhibit B has been completed, please note that the Firm may obtain Duplicate Statements directly from the Employee’s investment firm via an electronic feed to the Firm’s electronic trading platform.

Under certain limited circumstances, the Compliance Department may allow a particular Employee to prepare and submit quarterly transaction reports, initial holdings reports and annual holdings reports outside of the Firm’s electronic trading platform. If such an arrangement is approved by the Compliance Department, the Compliance Department will provide appropriate forms on which to provide the reporting.

C.	SPSL Independent Trustees

Notwithstanding the reporting requirements set forth in this Section III, an SPSL Independent Trustee who would be required to make a report under this Section III solely by reason of being a trustee of SPSL is not required to file an initial holdings disclosure upon becoming a trustee of SPSL or an annual holdings dissclosure. Such an SPSL Independent Trustee also need not provide Duplicate Statements or a quarterly transaction report unless such SPSL Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as at rustee of SPSL, should have known that, during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the SPSL Independent Trustee, such Covered Security is or was purchased or sold by SPSL, or SPSL or the Firm considered purchasing or selling such Covered Security.

IV.	Personal Securities Transactions

A.	Pre-Approval

Employees must obtain prior approval from the Compliance Department before engaging in any Covered Securities transaction. Pre-approval is not necessary if the transaction is non-volitional on the part of the Employee. Non-volitional transactions include: (i) acquisitions of securities through automatic investment plans, dividend reinvestment plans, stock dividends, stock splits and reverse stock splits, and (ii) dispositions of securities through margin calls, mandatory tenders, options expirations and bond maturations. A transfer of a security to a third party, including as a charitable donation, is a volitional transaction, which requires Compliance pre-approval.

Approval of a Covered Securities transaction must be requested through the Firm’s electronic trading platform.4 The Firm has the right to deny approval of any securities transaction without reason and without explanation.5 Employees should not engage in speculation as to the reasons for the grant or denial of approval. No approvals will be granted for transactions in securities of issuers listed on the Firm’s Restricted List.

Any approval granted is valid only for the specific Covered Securities transaction for which approval was requested. For example, no matter how soon after an Employee has executed an approved transaction, if the Employee wishes to effect another transaction in the same security or a different security of the same issuer, the Employee must again seek and receive approval from the Compliance Department, prior to engaging in such subsequent transaction.

Employees must seek approval for a Covered Securities transaction in a Personal Securities Account only if they have made a decision to engage in the transaction for which approval is sought. In this regard, generally, Employees and members of an Employee’s Family must execute approved securities transactions by close of market on the next business day following the day on which the approval is received. However, in certain circumstances, the Compliance Department may require an Employee to effect the securities trade on the same day the approval is granted. If for any reason an Employee delays the execution of a transaction for which approval is obtained beyond this time, the Employee must again seek and receive approval for the transaction from the Compliance Department, prior to engaging in the transaction.

[4]

The Chief Compliance Officer, or his designee, may also permit Employees to request approval of Covered Securities transactions by providing the Legal and Compliance Department with a completed Securities Trading Request Form, attached hereto as Exhibit C.

[5]	The Compliance Department may consult with other Employees, including but not limited to, your supervisor(s), a portfolio manager or trader, with regards to any transaction request.

B.	Prohibitions / Limitations on Transactions in Personal Securities Accounts

1.

Violations of Code. All Employees and Access Persons are required to adhere to the principles and procedures set forth in the Code. As appropriate, the Firm will impose escalating sanctions for repeat violations. Any violation of the Code by any Access Person, Employee or member of an Employee’s Family may result in dismissal, suspension with or without pay, or other disciplinary sanctions against the Employee or Access Persons, whether or not the violation of the Code also constitutes a violation of law.

2.	Joint Transactions. No Employee or Access Person shall participate in any securities transactions on a joint basis with SPSL in violation of applicable law.

3.	Investment Clubs/Groups. Employees are prohibited from participating in any investment clubs or groups.

4.

Possession of Confidential Information. If an Employee comes into possession of information that could be considered confidential or non-public after receiving approval but before execution of a trade, the Employee should refrain from executing the transaction and inform the Compliance Department, notwithstanding the fact that approval has been obtained.

5.

“Rumor” Securities. Employees and members of an Employee’s Family may engage in a purchase or sale of Covered Securities for investment purposes only, and shall not engage in speculative trading. As a result, Employees and members of an Employee’s Family generally may not engage in transactions involving “rumor” securities. “Rumor” securities, as determined by the Compliance Department, may include securities of companies which are the subject of reports, rumors or speculation of extraordinary corporate transactions or other material corporate developments (e.g., mergers, acquisitions or re-financings).

6.

Short-Term Trading. The short-term holding of any position, characterized by the rapid and successive purchase and sale of the same Covered Securities, is inconsistent with the Firm’s policy against speculative trading by Employees. Therefore, the Firm maintains a 30-day holding period for Covered Securities. If an Employee or a member of an Employee’s Family purchases a particular Covered Security, that Covered Security cannot be sold for a period of 30 days.[6]

[6]

Under certain circumstances, generally involving hardship, the Firm may approve a short-term trading transaction that might otherwise be inconsistent with the Firm’s policy against speculative trading.

7.

Issuers of Securities Held by the Funds. Employees and members of an Employee’s Family are not permitted to engage in a Covered Securities transaction involving a security of an issuer whose securities are owned by the Funds, except as specifically approved by the Compliance Department.[7]

8.

Funds First Policy. Any investment opportunity of which an Employee becomes aware, which could be of potential interest to the Funds, must be offered to the Funds first before engaging in a personal securities transaction.

9.

Time/Expense of Personal Trading. Employees may not incur any incremental Firm expenses or expend significant time during regular working hours in relation to personal trading (e.g., engaging expert networks or other consultants).

10.

Additional Restrictions. The Firm has the right to impose requirements and restrictions in addition to those specifically set forth in the Code. Such additional requirements or restrictions may include, for example, causing an Employee to reverse, cancel, liquidate or freeze a transaction or position. Employees should avoid speculation as to the reasons for the imposition of any additional requirements or restrictions.

C.	Limitation on Recommending Transactions to SPSL

No Access Person shall recommend any transaction in any Covered Securities by SPSL without having disclosed to SPSL’s Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s beneficial ownership of any Covered Securities of such issuer, except when such securities transactions are to be made by a fund affiliated with SPSL and pursuant to applicable SEC guidance and/or interpretations or an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party which the Access Person has a significant interest).

[7]

For example, under certain circumstances, the Firm may permit an Employee or member of an Employee’s Family to liquidate holdings in Covered Securities that are owned by the Funds if it determines that such sale can be conducted in a manner that is consistent with the best interests of the Funds. Employees should note that their ability to dispose of their existing Covered Securities may be adversely impacted by the Funds’ future trading activity, even if the purchases of such Covered Securities were previously approved by the Compliance Department.

V.	Gifts and Entertainment

The receipt or provision of gifts or entertainment may create the appearance of a conflict of interest or otherwise improperly influence decision making by Silver Point personnel or a person with whom the Firm conducts business. In certain circumstances, the receipt or provision of gifts or entertainment may also be in violation of law. Accordingly, Firm personnel may not accept, provide or solicit gifts, favors, special accommodations or other things of value, including, but not limited to, meals, tickets to events or travel accommodations from any person or entity that does or seeks to do business with, or on behalf of, the Firm or the Funds (e.g., brokers, counterparties, attorneys, advisers, consultants, borrowers, vendors, or other service providers) (collectively, “Gifts”) other than in accordance with the terms of this policy. Firm personnel also may not accept, provide or solicit any invitation for entertainment, including, but not limited to, meals, sporting events, concerts or shows, even if accompanied by any person or representative of an entity that does or seeks to do business with, or on behalf of, the Firm or the Funds (collectively, “Entertainment”) other than in accordance with the terms of this policy.

The Firm, however, appreciates the importance of developing appropriate business relationships and that such relationships are a valuable component of Silver Point’s business. For that reason, this policy allows the giving and receipt of appropriate Gifts and Entertainment that facilitate the development of, for example, contacts in the financial services community that add value to the Firm’s business.

Notwithstanding anything set forth herein, Employees are prohibited from accepting, providing or soliciting any Gift or Entertainment that may present a conflict of interest, violate fiduciary duties or create the appearance of impropriety. Accordingly, Employees should exercise good judgment when giving or receiving any Gift or Entertainment and should raise any potential issues with the Compliance Department.

A.	Gifts to Employees

The Firm generally disfavors the receipt of Gifts from any person or entity that does or seeks to do business with, or on behalf of, the Firm or the Funds with a value of $100 or more. For that reason, Employees must seek from the Compliance Department approval to retain any Gifts over $100. An Employee should also notify Compliance if he/she receives multiple Gifts from a single source, even if no single Gift has a value of $100 or more. The Compliance Department will keep a log of all Gifts reported and may in some instances require that a Gift be returned to the provider, donated to charity, or paid for by the Employee.

Notwithstanding the foregoing, no Employee may receive Gifts having an aggregate value of $100 per year from any person associated with a broker-dealer, in violation of rules applicable to persons associated with broker-dealers.8

B.	Gifts from Employees

No Employee may give or offer any Gift with an approximate dollar value of $100 or more to investors, prospective investors, counterparties, borrowers or any person or entity that does or seeks to do business with, or on behalf of, the Firm or the Funds without the prior approval of the Compliance Department. The Compliance Department will keep a log of any such Gifts.

C.	Entertainment

No Employee may provide, solicit or accept inappropriate, extravagant or excessive Entertainment to or from an investor, prospective investor, counterparty, borrower or any person or entity that does or seeks to do business with, or on behalf of, the Firm or the Funds. Frequent, regular (i.e., weekly or monthly) Entertainment of any value with a single source generally should also be avoided as it presents a potential conflict of interest.

If you receive Entertainment with a value of $40 or more, you must promptly report it to the Compliance

Department. To constitute Entertainment under this policy, the person who extended the invitation or a representative of the entity providing the Entertainment must be present at the event.

Participation in potentially extravagant events (see examples in the table below) warrants a high degree of scrutiny. For that reason, prior to participating in any such Entertainment and/or any Entertainment that has a value of $500 or more (including amounts attributable to family members), Employees must seek and obtain pre-approval from the Compliance Department.

D.	Cash

Compliance pre-approval will be required before any Employee accepts cash Gifts, cash equivalents (e.g., discounts or rebates), gift cards or gift certificates from an investor, prospective investor, borrower, broker, counterparty or any person or entity that does or seeks to do business with, or on behalf of, the Firm or the Funds. No Employee may give cash Gifts, cash equivalents, gift cards or gift certificates on behalf of the Funds, and Compliance approval is required for the giving of cash Gifts, cash equivalents, gift cards or gift certificates on behalf of the Firm.

[8]

FINRA Rule 3220 generally prohibits a person associated with a broker-dealer member of the NASD from making gifts that exceed an annual amount per person of $100 where such gifts are in relation to the business of the recipient’s employer.

E.	Government Officials

Employees may not provide Entertainment, a Gift of any value or reimburse expenses to government officials or their families, including foreign officials, without the prior approval of the Compliance Department.

F.	Union Officials

The Department of Labor has established certain reporting requirements, including the filing of Form LM-10, that apply to service providers to Taft-Hartley employee benefit funds. Those service providers, including investment advisors, must make annual reports detailing virtually all gifts and entertainment provided to unions, their officers, employees and agents, subject to a de minimis threshold. Accordingly, Employees must receive pre-approval for any Gifts or Entertainment provided to such persons.

G.	Referrals

Employees may not make referrals of investors or prospective investors to third parties, such as accountants or attorneys, in return for any expected personal benefit.

H.	Reporting and Requests for Pre-Approvals

Requests for pre-approvals and the reporting of Gifts and Entertainment should be sent to compliance@silverpointcapital.com and must include: (i) the names of the persons providing and receiving the Gift or Entertainment, (ii) the name of the entity or business with which the person outside Silver Point is associated, (iii) a description of the Gift or Entertainment (including where relevant the occasion for the Gift or Entertainment, such as a wedding gift or new baby gift), and (iv) the value of the Gift or Entertainment (a good faith estimate is acceptable if the value is unknown). In the case of Entertainment, your request should also include the names of all known attendees (including members of your family, if applicable), the date of the event, and the amount of any expenses incurred by Silver Point in connection with the Entertainment. Employees must also certify that the receipt of the requested entertainment would have no impact on the allocation of any Firm or Fund business.

I.	Additional Guidance

The table below is provided to help you understand the types of Gifts and Entertainment that could create the appearance of a conflict of interest or otherwise improperly influence decision making by Silver Point personnel or a person with whom the Firm is conducting business. You should recognize that these are merely examples and that Gifts and Entertainment can come in many forms. You should avoid any conduct that presents an actual or perceived conflict of interest. You should contact the Compliance Department if you need any assistance in determining whether the giving or receipt of a Gift or Entertainment is appropriate.

Nature of Gift/Entertainment	Examples	Considerations

Receipt of Entertainment valued at $40 or more	• All entertainment	Prompt reporting to Compliance is required.

Gifts valued at $100 or more	• All gifts, including unaccompanied entertainment, with an approximate dollar value of $100 or more	Receipt of Gifts over $100 is generally disfavored and may only be retained if approved by Compliance. Giving a Gift over $100 requires pre-approval by Compliance.

Scarce/extravagant events and/or Entertainment with market value of $500 or more	• Super Bowl tickets • Tickets to sold out concerts or shows • Back stage passes • Access to exclusive or restricted sporting venues (e.g., Augusta National)	Pre-approval is required from Compliance. Silver Point seeks to avoid Employee participation in entertainment that may reasonably be viewed as overly-lavish or excessive.

Lodging, air travel	• Use of vacation homes • Hotel accommodations • Air travel (whether on private jets or commercial carriers)	Pre-approval from Compliance is required. Use of vacation homes, hotel accommodations and air travel will generally be prohibited.

Entertainment invitations to an Employee’s family members	• All entertainment	Prompt reporting to Compliance is required.

Gifts of cash equivalents	• Gift cards / Gift certificates • Rebates / Discounts

Compliance pre-approval required before accepting cash, cash equivalents (e.g., discounts or rebates), gifts cards or gift certificates.

Giving on behalf of the Funds is prohibited.

Compliance pre-approval required for cash gifts on behalf of the Firm.

Entertainment, Gifts, or Reimbursement of Expenses to Government or Union Officials	• All entertainment, gifts, or reimbursement of expenses	Pre-approval from Compliance is required.

VI.	Political Contributions and Activities

As a guiding principle, the Firm and our Employees may not make political contributions for the purpose of obtaining or retaining advisory contracts with governmental entities or obtaining or retaining investments from governmental entities. The Firm and our personnel may be subject to a variety of specific state and local laws that govern our ability to make political contributions. If violated, these laws may prevent the Firm from accepting valuable advisory contracts or investments from applicable governmental entities. In addition, federal, state and local laws are complex, require the Firm to make disclosures and file reports, and vary greatly from one jurisdiction to another.

In light of the above, approval from the Compliance Department must be obtained before any Employee, the Employee’s spouse, significant other living in the same residence, or dependent children (whether or not the children reside in the Employee’s household): (i) participate in any political activities, including volunteer activities; (ii) make any contribution to or for the benefit of a local, state or federal incumbent or candidate for an elective office of any governmental entity; or (iii) make any contribution to a political party, a political action committee (PAC), or a ballot measure committee. Employees are prohibited from indirectly participating in any political activity or making any political contribution through or by any other person or means (e.g., contributions made by family members, consultants, attorneys, businesses, or others at the direction of the Employee).

In addition to obtaining prior approval, Employees must certify on the Firm’s quarterly acknowledgment and disclosure forms that they have not made any political contributions or participated in political activities in the last two years that have not been fully disclosed to the Compliance Department.

Failure to abide by this policy may not only result in a penalty to the Firm (which can be barred from doing business with affected investors and potential investors), but also discipline to the relevant Employees, up to and including termination.

VII.	Directorships and Outside Business Activities

A.	Directorships

No Employee shall serve as a director of any entity without first obtaining the approval of the Compliance Department9. Any such approval shall be based on a determination by the Legal and Compliance Department (and, in some cases, the Employee’s supervisor or the Firm’s senior management) that such service will be consistent with the interests of the Funds and that it can be conducted in accordance with the Information Barrier Policy. At the direction of the Legal and Compliance Department, in its sole discretion, such person may be required to resign from such directorship. Upon the commencement of employment, each Employee must notify the Legal and Compliance Department if he or she currently serves as a director of any entity, or served in such capacity over the course of the preceding 12 months.

[9]

Any request to commence an outside business affiliation should be reported through the Firm’s electronic platform, Compliance Science. The Chief Compliance Officer, or his designee, may also permit Employees to request approval of outside business activities by providing the Compliance Department with a completed Outside Affiliations Request Form, attached hereto as Exhibit G.

B.	Outside Business Activities

Outside business and volunteer activities may create actual or potential conflicts of interests or otherwise improperly influence decision making by Silver Point personnel or a person with whom the Firm conducts business. Accordingly, each Employee must obtain the approval of the Compliance Department prior to engaging in any of the following types of activities outside the scope of his or her relationship with the Firm: (i) entering into any employment relationship with, or receiving compensation from, any person or entity in connection with a business activity (including passive income derived from leasing or renting 3 or more residential properties); (ii) serving in an official capacity on any public or private company board; (iii) providing investment advice or participating in the investment decision-making process of any entity or organization; (iv) participating in any volunteer activities for any person or entity that competes with or does or seeks to do business with, or on behalf of, the Firm, the Funds, or any Fund investment; (v) engaging in any business, investment or volunteer activities that relate in any way to Silver Point’s funds or business or that could impact his or her job performance at the Firm; (vi) participating in any business or investment-related activities outside of Silver Point; and (vii) owning greater than a 5% interest in any business or company. Such approval, if granted, may be subject to restrictions or qualifications and is revocable at any time.

VIII.	Reporting Violations

Every Employee and Access Person must immediately report any violation or potential violation of law, rule, regulation, the Manual or this Code to the Chief Compliance Officer or the General Counsel. All reports will be treated confidentially to the largest extent possible and will be investigated promptly and appropriately. The Firm will not retaliate against any Employee or Access Person who reports a violation of the Code in good faith. Employees and Access Persons may not retaliate against any other Employee or Access Person who reports a violation in good faith. The Compliance Department will keep records of any material violation of the Code, and of any action taken as a result of the violation.

IX.	Exceptions to the Code

The Compliance Department may, under limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

A.	The Compliance Department believes that the exception would not harm the Funds or violate the general principles stated in the Code; and

B.	The Employee or Access person provides any supporting documentation that the Compliance Department may request from the Employee or Access Person.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under any applicable federal or state law.

X.	Administration of the Code

The Compliance Department will oversee adherence to the Code, including, but not limited to, determining that trades by Access Persons, Employees and members of an Employee’s Family are consistent with the requirements and restrictions set forth in the Code. The Compliance Department may initiate inquiries on Employees and Access Persons regarding securities transactions. Employees and Access Persons are required to fully cooperate with such inquiries and any monitoring or review procedures employed by the Firm. The Compliance Department also will maintain:

A.	A copy of the current Code that is in effect;

B.	A record of the names of Employees and Access Persons subject to the Code;

C.	A record of all acknowledgements of receipt, review and understanding of the Code from each Employee and Access Person;

D.	A record of all brokerage confirmations and brokerage account statements obtained from Employees and Access Persons;

E.	A record of any quarterly transaction reports, initial holdings reports and annual holdings reports provided under the Code;

F.	A record of any decision to approve trading in Covered Securities; and

G.	A record of any material violation of the Code and any action taken in response to such a violation.

The Firm may, upon request, allow investors in the Funds to review the Code at the Firm’s offices.

The Chief Compliance Officer of each 17j-1 Organization shall, to the extent not otherwise covered above, maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization the following records and must make these records available to the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examinations:

A.	A copy of all codes of ethics adopted by SPSL or the Firm and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

B.	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

C.

A copy of each report made by an Employee or Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

D.

A copy of each report made by the Chief Compliance Officer to the board of trustees for two (2) years from the end of the fiscal year of SPSL in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

E.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 and the Code, or who are or were responsible for reviewing such reports;

F.

A copy of each disclosure required by Section III for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

G.

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel[10] of securities in an initial public offering or Private Placement for at least five (5) years after the end of the fiscal year in which the approval is granted.

With respect to SPSL, the administration of the Code shall be the responsibility of the Chief Compliance Officer, whose duties shall be as follows:

A.

Maintain an accurate and current list of all Employees and Access Persons with an appropriate description of their job function and title as well as any reporting obligation that Employee or Access Person may have in connection with their role at SPSL, the Firm, or any other business, including a notation of any positions in public or private companies held by Employees and Access Persons, and informing all Employees and Access Persons of their reporting obligations hereunder;

B.	Provide Employees and Access Persons with the Code annually as well as provide training on the Code to Employees and Access Persons initially upon hire and annually thereafter;

C.	Maintain or supervise the maintenance of records and reports required in the Code;

[10]

“Investment Personnel” means portfolio managers or other employees of the Firm who participate in making investment recommendations to SPSL, as well as persons in a control relationship to SPSL who obtain information about investment recommendations.

D.	Review all reporting pursuant to Section III of this Code;

E.	Reviewing Employee and Access Person Covered Security transactions against a listing of all transactions effected by SPSL;

F.	Issuance either personally or with the assistance of counsel, as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

G.	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of trustees of SPSL; and

H.	Furnish a written report, no less frequently than annually, to SPSL’s board of trustees on the effectiveness of the Code and on any issues arising under the Code since the last such report.

XI.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Department will determine an appropriate sanction for any violation with respect to a Fund other than SPSL. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

Any violation of the Code with respect to SPSL shall be subject to the imposition of such sanctions as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and the Code. The sanctions to be imposed shall be determined by SPSL’s board of trustees, including a majority of the Independent Trustees, provided, however, that with respect to violations by persons who are directors, managers, partners, officers or employees of the Firm (or of a company that controls the Firm), the sanctions to be imposed shall be determined by the Firm (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by SPSL and the more advantageous price paid or received by the offending person.

XII.	Acknowledgement of Receipt and Compliance

The Firm will provide each Employee and Access Person with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Department. Each Employee and Access Person must provide the Firm with an acknowledgement evidencing the fact that such Employee or Access Person has received, reviewed, and understands the Code: (i) upon the date of commencement of employment, and (ii) as required by the Compliance Department thereafter. The acknowledgement will be provided by the Compliance Department through the Firm’s electronic trading platform or as an exhibit to the Compliance Manual.

Exhibit A – Form of No-Discretion Letter

[LETTERHEAD OF BROKER/BANK/INVESTMENT ADVISOR]

Silver Point Capital, L.P.

Two Greenwich Plaza, 1st Floor

Greenwich, CT 06830

Attn: Compliance Officer

Re: Managed Assets of [NAME OF EMPLOYEE]

Dear Compliance Officer:

This letter confirms to you our agreement with [NAME OF EMPLOYEE] regarding the management of [his/her] investment assets held in the following account(s):

[LIST NAMES AND ACCOUNT NUMBERS OF ALL ACCOUNTS] (together the “Accounts”).

I hereby confirm to you that [NAME OF EMPLOYEE] has, pursuant to a duly executed power of attorney or waiver, waived all discretionary rights in my favor with respect to [HIS/HER] Accounts, including, but not limited to, all “buy” and “sell” decisions pertaining to all stocks, bonds and other investment assets (each a “Trade”).

Accordingly, [NAME OF EMPLOYEE] does not communicate with me prior to any Trade made by me and my firm, nor does [HE/SHE] otherwise participate in any way in making such Trade. In addition, I and my firm do not and will not accept any suggestions or recommendations from [NAME OF EMPLOYEE] with respect to any Trade.

Sincerely,

Name: [INSERT] Title: [INSERT] cc: [NAME OF EMPLOYEE]

A-1

Exhibit B – Broker Notification Letter

[Date]

[Name            ]

[Broker/Bank/Other]

[Address            ]

Re: Account Nos. [Number(s)]

Dear [Name]:

As an employee of Silver Point Capital, L.P. (“Silver Point”), I am required by firm policy to provide Silver Point with information related to certain securities trading accounts. Accordingly, please arrange for Silver Point to continually receive duplicate copies of all periodic account statements, transaction confirmations and any other information reflecting account or transactional activity in the above-referenced accounts. Also, please send Silver Point duplicate copies of all of the new account documentation for the same accounts.

I also understand and hereby consent to the fact that Silver Point may choose to receive the above information from you via an electronic feed.

Please note that I am also required by Silver Point policy to obtain prior approval for all trading activity. The above information should be sent directly to the following:

Silver Point Capital, L.P.

Two Greenwich Plaza, 1st Floor

Greenwich, CT 06830

Attn: Compliance Department

Thank you for your assistance

Sincerely,

[Employee]

cc: Silver Point Compliance Department

B-1

Exhibit C – Securities Trading Request Form

In accordance with the Firm’s Code of Ethics, I submit the following request and, in so doing, confirm that:

1)

A personal securities account includes: (A) accounts in my name, (B) accounts in the name of my spouse or significant other living in the same residence, (C) accounts in the name of minor children, relatives or other individuals living with the Employee for whose support the Employee is wholly or partially responsible (together with the Employee’s spouse, the Employee’s “Family”), (D) accounts in which the Employee or a member of the Employee’s Family has a beneficial interest (including those held in the name of a nominee or custodian, other than Managed Accounts (as defined below) or trusts for which the Employee or a member of the Employee’s Family has no investment discretion), (E) accounts with respect to which the Employee or a member of the Employee’s Family directly or indirectly controls or participates in, or has the right to control or to participate in, investment decisions (such as any trust or custodial accounts for which an Employee or any member of an Employee’s Family acts as trustee or otherwise exercises influence or control);

2)	I will wait for approval from the Compliance Department before proceeding with any requested trade of a Covered Security;

3)

If approved, I may effect the securities trade by the end of market trading the next business day following the day the approval is granted, unless the Compliance Department notifies me that the securities trade must be effected on the same day that approval is granted;

4)	Should circumstances change and my initial certifications no longer be valid, I will contact the Compliance Department before proceeding to execute;

5)	I am not aware of any reason that would make this trade contrary to law or the Firm’s Code of Ethics.

NAME:	DATE:

SECURITY TO BE TRADED/SYMBOL:

BUY ___ SELL ___ SHORT ___ COVER ___	# OF SHARES / CONTRACTS / FACE VALUE:

APPROXIMATE DOLLAR VALUE:

C-1

DO YOU HAVE NON-PUBLIC INFORMATION (WHETHER OR NOT MATERIAL) REGARDING THE ISSUER OF THE SECURITY (THE “SUBJECT COMPANY”) NAMED IN YOUR REQUEST?

YES ___    NO___        If “yes,” please explain:

IN CONNECTION WITH YOUR JOB RESPONSIBILITIES, HAVE YOU RECEIVED ANY INFORMATION OR RESEARCH RELATING TO THE SUBJECT COMPANY (EXCLUDING ANY PERSONAL RESEARCH ON BLOOMBERG, MARKET.COM, CAPITALIQ.COM OR OTHER FIRM-SPONSORED, REGULARLY PROVIDED NEWS SOURCES)?

YES ___    NO___        If “yes,” please explain:

HAVE YOU HAD ANY COMMUNICATIONS WITH ANY EMPLOYEES OR DIRECTORS (INCLUDING INVESTOR RELATIONS AND REG FD EMPLOYEES) OF THE SUBJECT COMPANY CONCERNING THE SUBJECT COMPANY WITHIN THE PAST 12 MONTHS?

YES ___    NO___        If “yes,” please explain:

IS THE SUBJECT COMPANY DISTRESSED, STRESSED, POST-RESTRUCTURED, IN LIQUIDATION, FACING THE POSSIBILITY OF LIQUIDATION (AT ANY TIME IN THE FUTURE), OR OTHERWISE THE TYPE OF INVESTMENT THAT MIGHT BE OF INTEREST TO SILVER POINT? PLEASE NOTE THAT LIMITED SIZE OR TRADING VOLUME IS NOT A REASON TO ANSWER “NO” TO THIS QUESTION.

YES ___    NO___        If “yes,” please explain:

THE FOLLOWING QUESTIONS ARE FOR INVESTMENT ANALYSTS AND TRADERS ONLY. IF

YOU RESPOND “YES” TO ANY OF THE FOLLOWING, PLEASE EXPLAIN THE LACK OF FUND INTEREST.

IS THE SUBJECT COMPANY IN THE SECTOR YOU COVER?

YES ___    NO___        If “yes,” please explain:

HAVE YOU EVER RECOMMENDED THAT THE FUNDS TAKE ANY POSITION IN THE SUBJECT COMPANY?

YES ___    NO___        If “yes,” please explain:

TO THE BEST OF YOUR KNOWLEDGE, IS THE FIRM CONSIDERING, RESEARCHING, FOLLOWING OR INTENDING TO TRADE, OR DO THE FUNDS HOLD A POSITION, IN THE SUBJECT COMPANY?

YES ___    NO___        If “yes,” please explain:

EMPLOYEE’S SIGNATURE:

APPROVED ___ DENIED ___ , BY

C-2

Exhibit D – IPO/Private Placement Request Form

All employees must obtain pre-approval before (1) participating in any forms of initial public offerings (IPOs); (2) participating or obtaining an interest in any joint ventures or other non-Silver Point businesses; (3) purchasing any limited partnership or limited liability company interests, including interests in private investment funds (such as hedge funds and private equity funds); or (4) participating in any investment clubs.

In accordance with the Firm’s Code of Ethics, I submit the following requests and, in so doing, confirm that:

1)	I will wait for approval from the Compliance Department before proceeding with this requested trade;

2)	Should circumstances change and my initial certifications no longer be valid, I will contact the compliance Department before proceeding to execute;

3)	I am not aware of any reason that would make this trade contrary to the law or the Firm’s Code of Ethics.

NAME:	DATE:

ACCOUNT(S) AFFECTED, IF ANY:

NAME OF ENTITY/BUSINESS IN WHICH YOU PROPOSE TO MAKE AN INVESTMENT/PARTICIPATE:

INVESTMENT AMOUNT:	COMMITMENT DATE:

IF APPLICABLE, PLEASE PROVIDE THE TOTAL FACILITY AMOUNT:

WILL YOU OWN GREATER THAN A 5% INTEREST IN THE BUSINESS OR COMPANY?

YES ___    NO___        If “yes,” please describe in detail:

DESCRIBE THE BUSINESS TO BE CONDUCTED BY THE ORGANIZATION AND, IF THE ORGANIZATION IS A FUND, DESCRIBE THE INVESTMENT OBJECTIVES OF THE FUNDS (e.g. VALUE, GROWTH):

PLEASE DESCRIBE HOW YOU BECAME AWARE OF THIS OPPORTUNITY.

D-1

WHY IS THIS INVESTMENT NOT SUITABLE FOR FUNDS MANAGED BY SILVER POINT CAPITAL, L.P. OR ITS AFFILIATES?

DO YOU HAVE ANY SPECIAL TERMS OR SIDE-LETTER AGREEMENTS (e.g. REDUCED FEES, WAIVER OF MINIMUM INVESTMENT, SELECTIVE DISCLOSURES OF INFORMATION)?

YES ___        NO ___        If “yes,” please explain:

DOES ANYONE WHO IS INVOLVED WITH THIS INVESTMENT, OR ANY PORTFOLIO COMPANIES OWNED BY THIS INVESTMENT FUND, DO OR SEEK TO DO BUSINESS WITH THE FIRM?

YES ___        NO ___        If “yes,” please explain:

FOR ANY PRIVATE EQUITY OR HEDGE FUND INVESTMENTS, DO YOU HAVE A PERSONAL OR BUSINESS RELATIONSHIP WITH ANY INVESTMENT PROFESSIONALS, INCLUDING THE PORTFOLIO MANAGER, AT THAT FIRM OR ANY OF ITS PORTFOLIO COMPANIES?

YES ___        NO ___If “yes,” please explain:

WILL YOU HAVE ANY INVOLVEMENT IN THE MANAGEMENT OF THIS BUSINESS/ENTITY?

YES ___        NO ___If “yes,” please explain:

EMPLOYEE’S SIGNATURE:

APPROVED ___        DENIED ___, BY

D-2

Exhibit E – Gifts & Entertainment Request Form

Any Employee wishing to give or receive a gift or entertainment should carefully review the instructions below and complete this Form.

Gifts

Receipt of Gifts/Reporting:

You are required to report to Compliance the receipt of (i) any gift with a value of $100 or more and (ii) multiple gifts from a single source, even if no gift has a value of $100 or more. Compliance approval is required to retain such gifts.

Giving of Gifts/Pre-approval:

Compliance pre-approval will be required for the giving of gifts of $100 or more or for the giving of cash gifts on behalf of the Firm.

Cash Gifts/Pre-approval:

Compliance pre-approval will be required before any Employee accepts cash Gifts, cash equivalents (e.g., discounts or rebates), gift cards or gift certificates or gives cash Gifts, cash equivalents, gift cards or gift certificates on behalf of the Funds.

Entertainment

Reporting:

Entertainment valued at $40 or more must be reported to Compliance.

Pre-approval:

Any entertainment that (i) is scarce or potentially extravagant, (ii) involves the provision of airfare or overnight lodging, or (iii) is valued at $500 or more must be pre-approved by Compliance.

Government or Union Officials

Pre-approval:

Employees may not provide entertainment, a gift of any value or reimburse expenses to government or union officials or their agents or family, including foreign officials, without the prior approval of the Compliance Department.

In accordance with the Firm’s Code of Ethics, I submit the following request/report and, in so doing, confirm that:

1)	I will wait for approval from the Compliance Department before proceeding with any gift or entertainment request requiring pre-approval;

E-1

2)	Should circumstances change and my initial pre-approval request no longer be valid, I will contact the Compliance Department before accepting/giving the gift/entertainment;

3)	I am not aware of any reason that would make this gift/entertainment request contrary to law or the Firm’s Code of Ethics, or would result in a conflict of interest with the Funds;

4)	The receipt of this entertainment will have no impact on any allocation of Firm or Fund business.

In the description box below, please include the following:

1)	The Firm and/or individual providing this gift/entertainment;

2)	All known attendees or recipients of this gift/entertainment (including family members or significant others); and

3)	The estimated amount, if any, of expenses chargeable to the Firm or Funds in connection with this entertainment.

With respect to “estimated value”, a good faith estimate is acceptable, where value is unknown.

NAME:	DATE:

Please choose one:

GIFT(GIVE)___	ENTERTAINMENT (GIVE)___

GIFT (RECEIVE)___	ENTERTAINMENT (RECEIVE)___

EVENT/GIFT DATE:

ESTIMATED VALUE:

DESCRIPTION:

EMPLOYEE’S SIGNATURE:

APPROVED ___ DENIED ___, BY__________________

E-2

Exhibit F – Political Contribution Request Form

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations. Employees must obtain approval from the Compliance Department before they, or any relative or significant other that resides in their household, (1) participate in any political activities, including volunteer activities, (2) make any contribution to a local, state or federal incumbent or candidate for an elective office of any governmental entity, or (3) make any contribution to a political party, Political Action Committee (“PAC”), or a ballot measure committee.

By submitting this form, I certify that the political contribution or activity described herein is accurate, and the proposed contribution or activity is not made to influence or induce the obtaining or retaining of investment advisory services business for the Firm or the Funds.

NAME:	DATE:

POLITICAL LEVEL: JURISDICTION: RECIPIENT: REQUEST VALUE:

ARE YOU ENTITLED TO VOTE FOR THE OFFICEHOLDER, CANDIDATE, CAMPAIGN OR ORGANIZATION LISTED IN YOUR REQUEST? YES ___NO ___

WHAT OFFICE DOES THE BENEFICIARY CURRENTLY HOLD, IF APPLICABLE?

WHAT IS THE DATE AND TYPE OF ELECTION (E.G. PRIMARY, GENERAL, SPECIAL, RUN-OFF)?

ANY OTHER RELEVANT INFORMATION ABOUT THE REQUESTED CONTRIBUTION:

EMPLOYEE’S SIGNATURE:
APPROVED ___ DENIED___ , BY

F-1

Political Activities:

If requesting to participate in any political activity, please answer the questions below. If you are only requesting authorization for a donation and will not participate in such activities, you need not answer these questions.

PLEASE DESCRIBE THE NATURE OF THE ACTIVITY:
HOW MANY HOURS DO YOU EXPECT TO DEVOTE TO THE ACTIVITY?
WILL YOU ENGAGE IN VOLUNTEER ACTIVITY DURING WORK HOURS? YES ____NO ___If “yes,” how many hours:
WILL YOU USE COMPANY RESOURCES, SUCH AS OFFICE SPACE, PERSONNEL, EQUIPMENT, PHONES, COPIERS, OR COMPUTER? YES ___NO ___If “yes,” describe in detail:
WILL YOU MAKE EXPENDITURES FROM PERSONAL FUNDS IN CONNECTION WITH THE ACTIVITY? YES ___NO ___If “yes,” please describe in detail:
WILL THE ACTIVITY INVOLVE SOLICITING OR COORDINATING CONTRIBUTIONS, OR FUNDRAISING? YES ___NO ___If “yes,” please describe in detail:

F-2

Exhibit G – Outside Affiliations Request Form

Each Employee must obtain the approval of the Compliance Department prior to engaging in any of the following types of activities outside the scope of his or her relationship with the Firm: (i) entering into any employment relationship, or receiving compensation from, any person or entity in connection with a business activity (including passive income derived from leasing or renting 3 or more residential properties); (ii) serving in an official capacity on any public or private company board; (iii) providing investment advice or participating in the investment decision-making process of any entity or organization; (iv) participating in any volunteer activities for any person or entity that competes with or does or seeks to do business with, or on behalf of, the Firm, the Funds, or any Fund investment; (v) engaging in any business investment or volunteer activities that relate in any way to Silver Point’s funds or business or that could impact his or her job performance at the Firm; (vi) participating in any business or investment-related activities; or (vii) obtaining an ownership interest of greater than 5% in any business of company. Such approval, if granted, may be subject to restrictions or qualifications and is revocable at any time.

In accordance with the Firm’s Code of Ethics, I submit the following request and, in so doing, confirm that:

(a)	I will wait for approval from the Compliance Department before proceeding with any outside business activities;

(b)	Should circumstances change and my initial pre-approval request no longer be valid, I will contact the Compliance Department; and

(c)	I am not aware of any reason that would make the outside affiliation request contrary to law or the Firm’s Code of Ethics, or would result in a conflict of interest with the Funds.

NAME:	DATE:

SECURITY OR COMPANY NAME:

THE COMPANY IS: For Profit _______ Nonprofit _______

AFFILIATION BY: Self ___Family Member ___Other ___

START DATE:

DESCRIPTION OF ROLE:

G-1

IS THIS ENTITY REGISTERED WITH THE SEC, FINRA, OR ANY STATE SECURITIES REGULATOR?
YES ___NO ___If “yes,” please describe in detail:
HOW MUCH COMPENSATION IS RECEIVED IN CONNECTION WITH THIS ACTIVITY?
HOW MANY HOURS A MONTH DO YOU SPEND IN CONNECTION WITH THIS ACTIVITY?
DO YOU PARTICIPATE IN ANY DECISION-MAKING FOR THIS ENTITY?
YES ___NO ___If “yes,” please describe in detail:
DO YOU PROVIDE ANY ADVICE ABOUT INVESTMENTS?
YES ___NO ___If “yes,” please describe in detail:
DOES THE ENTITY CONDUCT OR SEEK TO CONDUCT BUSINESS WITH THE FIRM OR THE FUNDS? YES ___NO ___If “yes,” please describe in detail:
WILL YOU OWN GREATER THAN A 5% INTEREST IN THE BUSINESS OR COMPANY? YES ___NO ___If “yes,” please describe in detail:

IN CONNECTION WITH THIS OUTSIDE BUSINESS AFFILIATION, I AGREE NOT TO USE SILVER POINT’S NAME OR RESOURCES AND NOT TO CONDUCT OR ENGAGE IN OUTSIDE BUSINESS ACTIVITIES DURING MY REGULAR WORKING HOURS AT SILVER POINT?

YES ___NO ___If “yes,” please describe in detail:

EMPLOYEE’S SIGNATURE:
APPROVED ___DENIED ___, BY

G-2